Exhibit 3.2

Execution Version

CERTIFICATE OF AMENDMENT

of

THE CERTIFICATE OF INCORPORATION

of

FOREST OIL CORPORATION

(Pursuant to Section 805 of the Business Corporation Law)

It is hereby certified that:

FIRST: The name of the corporation is Forest Oil Corporation (hereinafter called the “Corporation”).

SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State on the 13th day of March, 1924.

THIRD: This Certificate of Amendment creates a new subdivision E of subdivision II of Article 3 of the Certificate of Incorporation respecting a new series of Preferred Stock designated as the “Series A Senior Non-Voting Equity-Equivalent Preferred Stock.”

FOURTH: To effect the foregoing, subdivision II of Article 3 of the Certificate of Incorporation, relating to Preferred Stock of the Corporation, is amended to add new subdivision E of subdivision II of Article 3. Article 3 of the Certificate of Incorporation is hereby amended and restated to read as follows:

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Six Hundred and Sixty Million (660,000,000), consisting of Six Hundred and Fifty Million (650,000,000) shares of Common Stock, Par Value $.10 Per Share and Ten Million (10,000,000) shares of Preferred Stock, Par Value $.01 Per Share, which shares of Preferred Stock shall be classified into two classes, Senior Preferred Stock and Junior Preferred Stock as described in Paragraph 3.II, each class of which shall be issuable in one or more series.

The relative rights, preferences and limitations of each class of capital stock are, and the designation and relative rights, preferences and limitations of each series of Preferred Stock are to be fixed as follows:

I.	Common Stock.

A. Dividends and Other Distributions. Subject to the rights of the holders of Preferred Stock and subject to any other provisions of the Certificate of Incorporation, as amended from time to time, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

B. Voting.

(1) At every meeting of the shareholders every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in his name on the transfer books of the Corporation.

(2) No shareholder shall have the right to cumulate votes in the election of directors.

C. Preemptive Rights. Subject to any conversion rights of the shares of Preferred Stock, no holder of stock of the Corporation of any class shall be entitled as of right to subscribe for or receive any part of the authorized stock of the Corporation or any part of any new, additional or increased issues of stock of any class or of any obligations convertible into any class or classes of stock, but the Board of Directors may, without offering any such shares of stock or obligations convertible into stock to shareholders of any class, issue and sell or dispose of the same to such persons and for such considerations permitted by law as it may from time to time in its absolute discretion determine.

II.	Preferred Stock.

The 10,000,000 shares of Preferred Stock (the “Preferred Stock”) presently authorized shall be classified into two classes, each of which shall be issuable in one or more series. The class of Senior Preferred Stock shall consist of 7,350,000 shares of Preferred Stock (the “Senior Preferred Stock”). The class of Junior Preferred Stock shall consist of 2,650,000 share of Preferred Stock (the “Junior Preferred Stock”).

A. Number Series. Subject to any limitation prescribed by law, the number of shares in each series of Preferred Stock and the designation and relative rights, preferences and limitations of each series of Preferred Stock shall be fixed by the Board of Directors of the Corporation, provided that before any shares of a series of Preferred Stock are issued a certificate of amendment of this Certificate of Incorporation shall be filed as required by the Business Corporation Law. Pursuant to the foregoing general authority vested in it, but not in limitation thereof, the Board of Directors is expressly empowered to determine with respect to the shares of each series of Preferred Stock:

(1) The dividend rights of such shares, including whether the dividends to which such shares are entitled shall be cumulative or noncumulative;

(2) Whether such shares shall be convertible into shares of Common Stock, or to the extent permitted by law, into shares of another series of Preferred Stock and, if so, upon what terms and conditions;

(3) Whether such shares shall have voting rights in addition to those provided by law and, if so, to what extent and upon what terms and conditions;

(4) Whether such shares shall be subject to redemption by the Corporation and, if so, upon what terms and conditions;

(5) Whether, if such shares are to be redeemable, a sinking fund or other fund shall be established for the purchase or redemption thereof and, if so, upon what terms and conditions; and

(6) The rights of such shares in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, including whether such shares shall have any preferential claim against the assets of the Corporation and, if so, to what extent.

B. Dividends. The stated dividends on all outstanding shares of Preferred Stock (including any cumulative unpaid dividends, if dividends are cumulative), shall be declared and paid, or set apart for payment, before any dividends on the outstanding shares of Common Stock shall be declared and paid, or set apart for payment, with respect to the same dividend period. The stated dividends on all outstanding shares of Senior Preferred Stock (including any cumulative unpaid dividends, if dividends are cumulative), shall be declared and paid, or set apart for payment, before any dividends on the outstanding shares of Junior Preferred Stock and Common Stock shall be declared and paid, or set apart for payment, with respect to the same dividend period.

C. Voting. Except as otherwise provided by law or by action of the Board of Directors in granting voting rights to the shares of any series of Preferred Stock, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the shares of Common Stock.

D. Series A Junior Participating Preferred Stock. The designation and amount, relative rights, preferences and limitations of the shares of Series A Junior Participating Preferred Stock, par value $0.01 per share, as fixed by the Board of Directors, are as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 2,000,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

Section 2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $0.10 per share (the “Common Stock”), of the

Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in any other Certificate of Amendment creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Amendment creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

Section 9. Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred Stock.

Section 10. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

E. Series A Senior Non-Voting Equity-Equivalent Preferred Stock. There is hereby created out of the 7,350,000 shares of Senior Preferred Stock, Par Value $0.01 Per Share, of the Corporation presently authorized, a series of 2,508,945 shares to be designated as the “Series A Senior Non-Voting Equity-Equivalent Preferred Stock,” which series shall have the following designations, relative rights, preferences and limitations, in addition to those set forth in Paragraph 3 of the Restated Certificate of Incorporation of the Corporation.

(1) Designation and Amount. The shares of such series of Senior Preferred Stock shall be designated as “Series A Senior Non-Voting Equity-Equivalent Preferred Stock” (the “Series A Senior Non-Voting Equity-Equivalent Preferred Stock”) and the number of shares constituting such series shall be 2,508,945. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

(2) Dividends and Distributions.

(i) Subject to the provision for adjustment set forth in paragraph (11) of this subdivision E, if the Corporation declares or pays a dividend or distribution on Common Stock, whether such dividend or distribution is payable in cash, securities or other property, the Corporation shall simultaneously declare and pay a dividend on the Series A Senior Non-Voting Equity-Equivalent Preferred Stock on a pro rata basis with the Common Stock equal to (x) the Series A Conversion Ratio multiplied by the aggregate per share amount of all such cash dividends declared or paid on the Common Stock, plus (y) the Series A Conversion Ratio multiplied by the aggregate per share amount (payable in kind) of all such non-cash dividends or other distributions declared or paid on the Common Stock other than a dividend payable in shares of Common Stock of the Corporation or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise). The “Series A Conversion Ratio” shall initially equal 100, subject to adjustment in accordance with this paragraph (2). Notwithstanding anything else contained herein, in no event shall the Series A Senior Non-Voting Equity-Equivalent Preferred Stock be entitled to any dividend or distribution, and the Corporation shall not declare or pay any dividend or distribution on the Series A Senior Non-Voting Equity-Equivalent Preferred Stock, other than (a) any such dividend or distribution payable on a pro rata basis with the Common Stock in accordance with the prior sentence, (b) pursuant to clause (ii) below of this paragraph (2) of this subdivision E, or (c) any distribution upon liquidation, dissolution or winding up of the Corporation in accordance with paragraph (6) of this subdivision E.

(ii) Commencing on the Reincorporation Failure Date (as defined below) and terminating upon a Reincorporation Approval (as defined below) or Reincorporation Substitute Approval (as defined below), in addition to any dividends payable thereto in accordance with the prior paragraph (i), the holders of the Series A Senior Non-Voting Equity-Equivalent Preferred Stock shall be entitled to receive dividends on each outstanding share of Series A Senior Non-Voting Equity-Equivalent Preferred Stock at the rate of 0.10 (one-tenth) of a share of Series A Senior Non-Voting Equity-Equivalent Preferred Stock per annum per share (each, a “Pre-Reincorporation Dividend”), from the Reincorporation Failure Date, which shall be payable solely by adjusting the Series A Conversion Ratio on March 31, June 30, September 30 and December 31 of each year (each a “Dividend Payment Date”), beginning the first Dividend Payment Date after the Reincorporation Failure Date, when, as and if declared by the Board of Directors, in accordance with the preference and priority described in this paragraph (2) of this subdivision E, with respect to any payment of any dividend on the Common Stock or any other class or series of stock of the Corporation. Each Pre-Reincorporation Dividend shall be paid only by means of an adjustment to the Series A Conversion Ratio (and not in the form of cash, other securities, property or additional shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock Stock) and only upon a liquidation or conversion of the Series A Senior Non-Voting Equity-Equivalent Preferred Stock in accordance with the provisions of paragraphs (6), (8) and (9) of this subdivision E, provided that for all purposes of this subdivision E, such adjustment to the Series A Conversion Ratio shall be deemed to occur on the applicable Dividend Payment Date. Each Pre-Reincorporation Dividend shall accrue on a daily basis from the Reincorporation Failure Date , whether or not in any period the Corporation is legally permitted to make the payment of a Pre-Reincorporation Dividend and whether or not a Pre-Reincorporation Dividend is declared. Each Pre-Reincorporation Dividend shall be calculated on the basis of the time elapsed from but excluding the last preceding Dividend Payment Date (or the Reincorporation Failure Date in respect to the first dividend payable) to and including the Dividend Payment Date or any final distribution date relating to conversion or redemption or to a dissolution, liquidation or winding up of the Corporation. Each Pre-Reincorporation Dividend payable for any period of less than a full calendar year shall be prorated for the partial year on the basis of a 360-day year of twelve, 30-day months.

A “Reincorporation Approval” means the approval by the shareholders of the Corporation (in accordance with the requirements of the New York Business Corporation Law (the “NYBCL”) and the Corporation’s Amended and Restated Certificate of Incorporation and Bylaws) of the Reincorporation Merger (as such term is defined in the Second Amended and Restated Stockholders Agreement by and among Sabine Investor Holdings LLC, the Corporation and FR XI Onshore AIV, LLC, dated as of December 16, 2014 the “Stockholders Agreement”); provided, that the Reincorporation Approval shall be deemed to have occurred if shareholders representing the Deemed Reincorporation Approval Percentage (defined below) of the outstanding shares of Common Stock vote to approve the Reincorporation Merger.

The “Deemed Reincorporation Approval Percentage” means (a) 66  2⁄3% minus (b)(x) 49.9% minus (y) the actual percentage of outstanding shares of Common Stock that are beneficially owned by Sabine Investor Holdings LLC, FR XI AIV Onshore, LLC and their Affiliates that are voted to approve the Reincorporation Merger.

The “Reincorporation Failure Date” means the date of the first special meeting of the Corporation’s shareholders held for the purpose and with the actual intent of securing the

Reincorporation Approval, and where the Reincorporation Approval is not secured and where the Corporation would have completed the Reincorporation Merger had the Reincorporation Approval been obtained; provided that Sabine Investor Holdings LLC, FR XI Onshore AIV, LLC and their Affiliates shall have voted all shares of Common Stock beneficially owned by them in favor of the Reincorporation Approval at such meeting.

A “Reincorporation Substitute Approval” means approval by the shareholders of the Corporation (in accordance with the requirements of the NYBCL and the Corporation’s Amended and Restated Certificate of Incorporation and Bylaws) of the Reincorporation Substitute (as such term is defined in the Stockholders Agreement).

(3) Voting Rights.

(i) Except as expressly required by the NYBCL, the holders of shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock shall have no power or right to vote with respect to such shares, and shall not be entitled to vote in respect of any elections or proceedings of the Corporation or on any other matters submitted to a vote of the shareholders of the Corporation.

(ii) Except as expressly set forth herein, the consent of the holders of Series A Senior Non-Voting Equity-Equivalent Preferred Stock shall not be required for taking any corporate action. Notwithstanding anything to the contrary herein, if the existence or exercise of any consent or other rights of the Series A Senior Non-Voting Equity-Equivalent Preferred Stock as provided in this Certificate of Incorporation would result in a Change of Control or cause a Change of Control to occur or be occurring, the existence or exercise of such right shall, automatically and without any action on the part of the Corporation, be null and void ab initio.

(4) Certain Restrictions.

(i) Whenever quarterly dividends or other dividends or distributions payable on the Series A Senior Non-Voting Equity-Equivalent Preferred Stock as provided in paragraph (2) of this subdivision E are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(a) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Senior Non-Voting Equity-Equivalent Preferred Stock;

(b) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Senior Non-Voting Equity-Equivalent Preferred Stock, except dividends paid ratably on the Series A Senior Non-Voting Equity-Equivalent Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(c) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Senior Non-Voting Equity-Equivalent Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Senior Non-Voting Equity-Equivalent Preferred Stock; or

(d) purchase or otherwise acquire for consideration any shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock, or any shares of stock ranking on a parity with the Series A Senior Non-Voting Equity-Equivalent Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(ii) The Corporation shall not, without the prior written consent of holders of a majority of the outstanding shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock, (a) (1) issue or authorize the issuance of any Common Stock or any equity securities of any class convertible into or exchangeable for Common Stock, or any rights, warrants, calls or options to acquire any such securities, (2) declare or pay any dividend on Common Stock payable in shares of Common Stock, or (3) effect any subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), in the case of each of the foregoing if immediately following such issuance, declaration, payment or subdivision (assuming the exercise of any convertible or exchangeable securities so issued), the Corporation would have insufficient authorized but unissued shares of Common Stock to permit the conversion of all outstanding shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock into Common Stock pursuant to the applicable provisions of this subdivision E or (b) liquidate, dissolve or wind-up the business and affairs of the Corporation, effect or permit any subsidiary to effect any Deemed Liquidation Event or, unless the obligations of the Corporation or the subsidiary under each applicable agreement are expressly conditional upon the requisite approval of the holders of the Series A Senior Non-Voting Equity-Equivalent Preferred Stock, make any agreement or become obligated to do so or permit a subsidiary to make any agreement or become obligated to do so.

A “Deemed Liquidation Event” means (a) (i) a consolidation or merger of the Corporation with or into one or more other corporations or other business organizations; (ii) a consolidation or merger of a subsidiary with or into one or more corporations or other business organizations in which the Corporation issues shares of its capital stock; or (iii) any other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for or converted into cash, securities of another corporation or business organization or other property, unless, in each case, the Corporation’s stockholders of record immediately prior to such event shall (by virtue of the securities issued as a part of such event) hold at least 50% of the voting power of the surviving or acquiring Person immediately following such event; or (b) the sale, lease or transfer, in a single transaction or series of related transactions, by the Corporation or any subsidiary of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole.

(iii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (i) of this paragraph (4) of this subdivision E, purchase or otherwise acquire such shares at such time and in such manner.

(5) Reacquired Shares. Any shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Senior Preferred Stock and may be reissued as part of a new series of Senior Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(6) Liquidation, Dissolution or Winding Up. Subject to the provision for adjustment set forth in paragraphs (2) and (11) of this subdivision E, upon any liquidation, dissolution or winding up of the Corporation, the holders of the Series A Senior Non-Voting Equity-Equivalent Preferred Stock at the time outstanding will be entitled to receive for each share of Series A Senior Non-Voting Equity-Equivalent Preferred Stock, out of the net assets of the Corporation available for distribution to shareholders (subject to the rights of the holders of any stock of the Corporation then outstanding ranking pari passu with the Series A Senior Non-Voting Equity-Equivalent Preferred Stock in respect of distributions upon any such liquidation, dissolution or winding up and before any amount shall be paid or distributed with respect to holders of any stock of the Corporation then outstanding ranking junior to the Series A Senior Non-Voting Equity-Equivalent Preferred Stock in respect of distributions upon any such liquidation, dissolution or winding up), a liquidating distribution in an amount equal to the greater of (x) the amount equal to the sum of (A) $0.01 and (B) the amount of any accrued and unpaid dividends pursuant to paragraph (2)(i) of this subdivision E on such share of Series A Senior Non-Voting Equity-Equivalent Preferred Stock through the date of such liquidating distribution (the “Series A Accumulated Dividend”) or (y) (A) the Series A Conversion Ratio multiplied by (B) the aggregate amount to be distributed per share to holders of Common Stock assuming all Series A Senior Non-Voting Equity-Equivalent Preferred Stock had been converted to Common Stock pursuant to paragraph (8) of this subdivision E.

(7) Consolidation, Merger, etc. Subject to the provision for adjustment set forth in paragraphs (2) and (11) of this subdivision E, in case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Series A Conversion Ratio multiplied by the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged; provided, however, that in connection with any merger, combination or other transaction contemplated by this paragraph (7) solely among or between the Corporation and one or more subsidiaries of the Corporation, each share of Series A Senior Non-Voting Equity-Equivalent Preferred Stock shall be exchanged for a share of senior preferred stock in the ultimate surviving parent entity in such transaction, having substantially the same designations, relative rights and preferences as the Series A Senior Non-Voting Equity-Equivalent Preferred Stock.

(8) Conversion at the Option of the Holder. Subject to the provision for adjustment set forth in paragraphs (2) and (11) of this subdivision E and to paragraph (13) of this subdivision E, at any time when (i) the conversion of all or a portion of the shares of the Series A Senior Non-Voting Equity-Equivalent Preferred Stock held by a holder thereof would not result in a Change of Control or cause a Change of Control to occur or be occurring and (ii) the Board of Directors has authorized such conversion following the request of such holder (such authorization not to be unreasonably withheld), then such shares of the Series A Senior Non-Voting Equity-Equivalent Preferred Stock shall become convertible, in whole or in part, at the option of each holder of Series A Senior Non-Voting Equity-Equivalent Preferred Stock, into the number of whole shares of Common Stock equal to the Series A Conversion Ratio per one (1) share of Series A Senior Non-Voting Equity-Equivalent Preferred Stock, with such adjustment or cash payment for fractional shares as the Corporation may elect pursuant to paragraph (10)(vi) of this subdivision E; provided, that such conversion shall not be permitted at any time when the Corporation lacks sufficient authorized but unissued shares of Common Stock to convert such Series A Senior Non-Voting Equity-Equivalent Preferred Stock into shares of Common Stock. Notwithstanding the foregoing, (i) no conversion of shares of the Series A Senior Non-Voting Equity-Equivalent Preferred Stock pursuant to this paragraph 8 of this subdivision E that would result in a Change of Control or cause a Change of Control to occur or be occurring shall be permitted, (ii) any purported conversion in contravention of the foregoing shall be null and void ab initio and (iii) any shares of Common Stock purported to be issued in connection with such conversion shall not have any rights with respect to the shares of Common Stock issuable upon conversion of such shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock, including voting rights, transfer or other disposition rights or rights to receive any dividends or other distributions with respect to such shares of Common Stock and such shares of Common Stock shall not be deemed to be outstanding for any purpose.

“Change of Control” means any “person” or “group” (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), becomes (other than as a result of a merger or consolidation) the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of more than 50% of the total voting power of all classes of the Voting Stock or currently exercisable warrants or options to acquire such Voting Stock.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

“Voting Stock” means the Common Stock and any other capital stock of the Corporation which ordinarily has voting power for the election of the Board of Directors whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

(9) Automatic Conversion. Subject to the provision for adjustment set forth in paragraphs (2) and (11) of this subdivision E and to paragraph (13) of this subdivision E, immediately upon the occurrence of an “Ownership Conversion Event” (as defined below) (the “Ownership Conversion Date”), each share of the Series A Senior Non-Voting Equity-Equivalent Preferred Stock held by the New Holder (as defined below) shall automatically and without any act on the part of such New Holder be converted into and become the number of whole shares of Common Stock equal to the Series A Conversion Ratio per one (1) share of Series A Senior Non-Voting Equity-Equivalent Preferred Stock, with such adjustment or cash payment for fractional shares as the Corporation may elect pursuant to paragraph (10)(vi) of this subdivision E; provided, that if an Ownership Conversion Event occurs at any time when the Corporation lacks sufficient authorized but unissued shares of Common Stock to convert all of the outstanding Series A Senior Non-Voting Equity-Equivalent Preferred Stock held by such New Holders into shares of Common Stock, such conversion shall not occur at such time, and instead, shall automatically occur immediately upon the first time thereafter at which the Corporation has sufficient authorized but unissued shares of Common Stock to convert all of the outstanding Series A Senior Non-Voting Equity-Equivalent Preferred Stock held by such New Holders into shares of Common Stock.

An “Ownership Conversion Event” means a transfer of shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock to a holder (the “New Holder”) that, assuming conversion of the Series A Senior Non-Voting Equity-Equivalent Preferred Stock into Common Stock in the hands of such New Holder, would not result in a Change of Control or cause a Change of Control to occur or be occurring.

(10) Conversion Procedure.

(i) For Optional Conversion. To exercise the conversion rights described in paragraph (8) of this subdivision E, a holder of Series A Senior Non-Voting Equity-Equivalent Preferred Stock shall:

(a) deliver a written notice to the Corporation at its principal office or, if so advised by the Corporation, at the office of the agency that may be maintained for such purpose (a “Series A Transfer Agent”) specifying the number (in whole shares) of shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock to be converted, the name(s) in which the certificate(s) for shares of Common Stock issued in connection with such conversion shall be issued, and the total number of shares of Common Stock beneficially owned by such holder and its affiliates as of the date of such notice (“Optional Conversion Notice”);

(b) surrender the certificates for such shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock to the Corporation or the Series A Transfer Agent, as applicable, accompanied, if so required by the Corporation or the Series A Transfer Agent, by a written instrument(s) of transfer in form reasonably satisfactory to the Corporation or the Series A Transfer Agent duly executed by the holder or its attorney duly authorized in writing; and

(c) pay any stock transfer, documentary, stamp or similar taxes payable in respect of the conversion that are not payable by the Corporation pursuant to paragraph (10)(iv) of this subdivision E.

The date on which a Holder complies with the procedures in this paragraph (10)(i) of this subdivision E shall be the “Series A Holder Conversion Date”. Immediately upon conversion, the rights of the Holders of Series A Senior Non-Voting Equity-Equivalent Preferred Stock ,other than the right to receive any accrued but unpaid dividend pursuant to paragraph (2)(i) of this subdivision E, shall cease and the Persons entitled to receive the shares of Common Stock, upon the conversion of such shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock, shall be treated for all purposes as having become beneficial owners of such shares of Common Stock.

(ii) Conversion. Conversion of shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock into shares of Common Stock for which an Optional Conversion Notice has been given will occur immediately prior to 5:00 p.m. New York City time, on the Series A Holder Conversion Date, as applicable. Conversion of shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock into shares of Common Stock pursuant to paragraph (9) of this subdivision E will occur immediately prior to 5:00 p.m. New York City time, on the Ownership Conversion Date without any action on the part of the holder of such shares.

(iii) Effect of Conversion. All shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock converted shall no longer be deemed outstanding as of the Ownership Conversion Date or the Series A Holder Conversion Date, as applicable, and all rights with respect to such shares shall immediately cease and terminate as of such time, other than the right of the holder to receive shares of Common Stock and payment in lieu of any fraction of a share in exchange therefor and the right of the holder to receive any accrued but unpaid dividends. For the avoidance of doubt, until 5:00 p.m. New York City time on the Ownership Conversion Date or the Series A Holder Conversion Date, as applicable, a holder of the shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock subject to conversion hereunder shall not have any rights with respect to the shares of Common Stock issuable upon conversion of such shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock, including voting rights, transfer or other disposition rights or rights to receive any dividends or other distributions with respect to such shares of Common Stock and such shares of Common Stock shall not be deemed to be outstanding for any purpose.

(iv) Payment of Taxes. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes (excluding, for the avoidance of doubt, any taxes measured in whole or in part by reference to income or gain) imposed under the laws of the United States or any state thereof and payable in respect of the issuance or delivery of shares of Common Stock on the conversion of shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock pursuant to paragraph (8) or paragraph (9) of this subdivision E; provided, however, that the Corporation shall not be required to pay any such tax which may be payable in respect of any registration or transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the registered holder of Series A Senior Non-Voting Equity-Equivalent Preferred Stock converted or to be converted, and no such issuance or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

(v) Available Shares. The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series A Senior Non-Voting Equity-Equivalent Preferred Stock such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock pursuant to any applicable provision of this subdivision E, and shall take all action required (including promptly calling and holding one or more special meetings of the Board of Directors and the shareholders of the Corporation until such increase is approved in accordance with applicable law or regulation and the Certificate of Incorporation is so amended) to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock.

(vi) No Fractional Shares. No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be issued upon conversion, whether voluntary or automatic, of the Series A Senior Non-Voting Equity-Equivalent Preferred Stock. Instead, the Corporation may elect to either make a cash payment to each holder of Series A Senior Non-Voting Equity-Equivalent Preferred Stock that would otherwise be entitled to a fractional share (based on the Closing Sale Price of such fractional share determined as of the second trading day immediately prior to the payment thereof) or, in lieu of such cash payment, the number of shares of Common Stock to be issued to any particular holder of Series A Senior Non-Voting Equity-Equivalent Preferred Stock upon conversion shall be rounded up to the next whole share.

(vii) Payment of Series A Accumulated Dividends. Upon conversion, whether voluntary or automatic, of the Series A Senior Non-Voting Equity-Equivalent Preferred Stock, if there are then any Series A Accumulated Dividends with respect to such Series A Senior Non-Voting Equity-Equivalent Preferred Stock, the Corporation shall not pay such Series A Accumulated Dividends at the time of such conversion, and instead, such Series A Accumulated Dividends shall continue to be payable in accordance with the terms of, and at the time specified in, the original declaration of such Series A Accumulated Dividend, to such lawful owners of record of such Series A Senior Non-Voting Equity-Equivalent Preferred Stock on the record date (or, if applicable, record dates) for such Series A Accumulated Dividends.

(viii) Closing Sale Price. For purposes of this paragraph (10) of this subdivision E, “Closing Sale Price” of the Common Stock means, as of any date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, as reported by OTC Bulletin Board or Pink Sheets LLC. In the absence of such a quotation, the Closing Sale Price shall be an amount determined in good faith by the Board of Directors to be the fair value of the Common Stock.

(11) Adjustments to the Conversion Rate. In the event the Corporation shall at any time after the date hereof declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case, the Series A Conversion Ratio shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock (together with any other shares so reclassified) outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(12) Amendment. The Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Senior Non-Voting Equity-Equivalent Preferred Stock (a) so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series A Senior Non-Voting Equity-Equivalent Preferred Stock, voting together as a single class or (b) so as to affect them favorably relative to the Common Stock (including, without limitation, to increase the voting power, dividend rights or liquidation preference of the Series A Senior Non-Voting Equity-Equivalent Preferred Stock) without the affirmative vote of holders of a majority of the Common Stock not held by holders of Series A Senior Non-Voting Equity-Equivalent Preferred Stock or by any of their Affiliates.

(13) Insufficient Authorized and Unissued Shares of Common Stock. Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, the Series A Senior Non-Voting Equity-Equivalent Preferred Stock is not entitled to convert into shares of Common Stock and no such conversion shall occur, at any time when the Corporation lacks sufficient authorized but unissued shares of Common Stock to convert such Series A Senior Non-Voting Equity-Equivalent Preferred Stock into shares of Common Stock and, at any time prior to an Ownership Conversion Event, any such insufficiency of authorized and unissued shares of Common Stock (and the related restriction on the conversion of Series A Senior Non-Voting Equity-Equivalent Preferred Stock) shall not, in itself, be deemed to be a breach or default of any provision hereof, including, without limitation, paragraphs (8), (9) or (10) of this subdivision E, or entitle the holder of any such Series A Senior Non-Voting Equity-Equivalent Preferred Stock to damages as a result of such insufficiency and prohibition on conversion.

FIFTH: This amendment to the Certificate of Incorporation was authorized, pursuant to Section 502 of the New York Business Corporation Law and the Certificate of Incorporation, by a vote of the Board of Directors. Pursuant to Section 502 of the New York Business Corporation Law and the Certificate of Incorporation, no vote of the shareholders was necessary for adoption of this amendment. The Board of Directors adopted resolutions on July 9, 2014 authorizing the amendment of the Certificate of Incorporation to, pursuant to Section 502(c) of the New York Business Corporation Law and the Certificate of Incorporation, create two new series of Preferred Stock, state the designation of such series as the “Series A Senior Non-Voting Equity-Equivalent Preferred Stock” and the number of shares thereof, and fix the relative rights, preferences, and limitations thereof as set forth above in new subdivision E of subdivision II of Article 3.

IN WITNESS WHEREOF, we have subscribed this document on this 16th day of December, 2014 and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

/s/ Patrick R. McDonald
Patrick R. McDonald
President and Chief Executive Officer

/s/ Richard W. Schelin
Richard W. Schelin
Vice President and General Counsel

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